Exhibit 99.1

Source: Global 8 Environmental Technologies, Inc.

Global 8 Environmental Technologies, Inc. strengthens team with new CEO appointment.
Board of Directors unanimously approves executive appointment of accomplished executive and environmentalist Julio Ferreira

Newport Beach—Global 8 Environmental Technologies, Inc. (OTCBB: GBLE),  a company committed to preserving our planet through environmental consciousness, technology and education, today announced that its Board of Directors has named Julio Ferreira to the position of president and chief executive officer, effective May 27, 2008.

 “I speak for the entire Board of Directors when I say I am delighted with today’s announcement,” said Chad Burback, Chief Financial Officer and Director of Global 8 Environmental Technologies, Inc. “We conducted an exhaustive search for a leader with a passion for our industry and the right vision for its future. Julio emerged as the clear choice.”

 Mr. Ferreira succeeds Javan Khazali, who resigned as president and chief executive officer of Global 8 effective as of May 25, 2009. Mr. Khazali resigned due to personal health matters. The separation was amicable and the Company accepted Mr. Khazali’s resignation. Mr. Khazali will remain available for advisory purposes to assist the Company in its transition.

 Mr. Ferreira, who was appointed to Global 8’s Board of Directors in October 2008, will continue to serve as a director of the Company.

 Before joining Global 8 Mr. Ferreira co-founded the Brazil-U.S. Green Technology Trade Association (Braseuverde), an organization focused on building cooperation between the United States and Brazil in the areas of green technology and renewable energy. From 2004-2007 he was Managing Partner of Sphaera International Partnerships, a full-service marketing and public relations firm. From 1997 to 1999 he consulted to the Scandinavian firm and Odebrecht to coordinate and compile information and plans for Veracel, a $2 billion agricultural and industrial project for the protection of the environment and sustainability of natural resources of eight municipalities in Bahia State in Brazil.

Mr. Ferreira’s background in the public sector gives him real working knowledge of government in the area of environment and regulations. He began his career as a Council Member for the city of Volta Redonda and later served as the First Executive Secretary of the Legislative House in the Municipal City Council, where he initiated and successfully carried out a $200 million plan with Companhia Siderugica Nacional to compensate the city for damage done by its steel foundry. In 1992 he served as Secretary of Environmental Protection in Volta Redonda, Rio de Janeiro State, and as Director of Clean Beach, Inc., from 1993 to 2003, where he developed and supervised a project to salvage a beach at Praia de Ramos in Bahia da Guanabara. Before leaving Brazil for the U.S. in 2004 Mr. Ferreira served as the Special Environment Secretary for the City of Santa Rita de Jacutinga in Brazil.

Mr. Ferreira after moving to United States has dedicated to the environment industry and commerce, member of the Brazilian-American Chambers located at New York City has work closely with Sueli Bonaparte (Executive Director), Mr. Ferreira has been the special adviser for Green Partners and has developed strong international business relation with Mario Garnero from Brazil Invest in Sao Paulo and Amir Adnani CEO of UEC (Uranium Energy Corporation). As co-founder of Braseuverde with Daniel Wolf, CEO of Advanced Earth Technologies, and Adam O’Farrell, Esq., of Foley & Lardner, LLP, both of San Diego, has not cease the dream of profitable sustainability.

 “The Obama administration’s environmental policies have created countless, new opportunities to bring Global 8’s Environmental Technology Centers to market,” said Mr. Ferreira. “We have a great team and a clear vision. I am excited to be a part of Global 8 at such an important time in its growth, and am confident that we will be in the forefront of a global revolution in green technologies and services. By focusing on sustainability we will help our planet recover from its legacy of environmental destruction and assure healthy profits well into the future.”

About Global 8 Environmental Technologies, Inc.

Global 8 Environmental Technologies, Inc. works with world-class partners and consultants to provide solutions for the health and recovery of our environment. The company has the vision, the people, the know-how, the technologies, the financing and the contracts. It applies all these resources to create a clean and healthy global community for the next generation in a way that provides environmental and financial benefits to all our stakeholders. For more information, visit: http://www.g8et.com.